                                                  Exhibit 10(e)
                                                  -------------
                                                  (1 of 5)


MCI COMMUNICATIONS CORPORATION
EXECUTIVE INCENTIVE COMPENSATION PLAN
                         EFFECTIVE JANUARY 1, 1995

A.   PURPOSE

     The purpose of this Plan (the "Plan") is to further the growth in earnings of the Company and to define the means of paying incentive compensation to executives who, by their knowledge, ability, ingenuity, integrity and industry have contributed and are expected to continue to contribute materially to the success of the Company's business. The Plan is intended to stimulate a motivational environment, achieve improved earnings performance, make key management positions in the Company more attractive, focus management's attention on key financial measurements and improve overall efficiency. This Plan replaces all prior executive incentive plans adopted by the Company.


B.   DEFINITIONS

     As used in the Plan, the following terms shall have the meanings stated:

     "Chief Executive Officer and Chairman of the Board" shall mean the Chief Executive Officer and Chairman of the Board of MCI.

     "Chief Operating Officer and President" shall mean the Chief
     Operating Officer and President of MCI.

     "Committee" shall mean the Compensation Committee of the board of directors of MCI.

     "Company" shall mean MCI and its Subsidiaries.

     "Disability" shall mean "totally disabled" as such term is defined in the Company's long-term disability insurance plan, as from time to time in effect.

     "Employee" shall mean an individual actively employed during the relevant period at the relevant dates by the Company.

     "MCI" shall mean MCI Communications Corporation.

     "Operating Cash Flow" shall mean net income before interest, taxes, depreciation and amortization.

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                                                  (2 of 5)

     "Revenue growth" shall mean revenue from business operation for the relevant year.

     "Operating Income" shall mean income from operations for the relevant year.

     "Participant" shall mean all Employees of MCI and each Subsidiary holding, on the last day of the last month of the third quarter for the relevant year, a position at the level of E-9 or higher, except the Chief Executive Officer and the Chairman of the Board of MCI, and the Chief Operating Officer and President of MCI.

     "Subsidiary" shall mean MCI Telecommunications Corporation,
     MCI International, Inc., and any other direct or indirect subsidiary of MCI from time to time designated as a Subsidiary for purposes of the Plan by the Chief Executive
     Officer.

     "Target Incentive Award" shall mean the dollar amount set by the Chief Executive Officer for Participants in each eligible salary grade level.


C.   TARGET INCENTIVE AWARDS

     Prior to the end of the first quarter of each fiscal year, the Chief Executive Officer will establish a Target
     Incentive Award for each Participant. The target award will be a percentage of the midpoint of the salary range to which the Participant is assigned.


D.   PERFORMANCE MEASUREMENT AND AWARD DETERMINATION

     The performance criteria for Participants in grades E9 through E13 will be established by the management of the business units prior to the end of February based on the business unit's business plan. Performance will be measured and awards will be determined by the business units. For staff units who do not have a business plan, criteria and awards will be established by the management of the unit. Unit plans and the resulting awards will be subject to review by the Committee.

     Executives at the level of Grade E14 or higher will be placed in a special performance program which considers an appropriate combination of corporate, business unit, and individual performance. Prior to the end of February corporate performance criteria for this special performance

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                                                  -------------
                                                  (3 of 5)

     program will be proposed by the Chief Executive Officer and approved by the Committee. Certain corporate staff officers at the E12 and E13 level may be designated to be included in this program.

E.   AWARDS FOR THE CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE
     BOARD AND CHIEF OPERATING OFFICER AND PRESIDENT

     The Chief Executive Officer and the Chairman of the
     Board of Directors and the Chief Operating Officer and
     President of MCI shall be entitled to an incentive award as determined by the Committee in its sole discretion.


F.   NEW HIRES AND PROMOTIONS

     An individual who becomes a Participant because of being promoted or hired shall be eligible for inclusion in the Plan starting in the month following the month of hire or promotion providing that the individual is hired by the last day of the third quarter of the year. A Participant who is promoted to a higher grade shall be eligible for a prorata award based on the target award for the prior grade through the month in which the promotion occurred and on the target award for the higher grade starting in the month following the month of the promotion.


G.   DEATH, RETIREMENT OR DISABILITY

     If a Participant's employment terminates due to death, disability or retirement, the Participant or his/her estate shall be entitled to a prorata incentive award equal to what he or she would have been entitled to receive as a Participant to the date of termination.


H.   LEAVES OF ABSENCE AND DISABILITY

     If a Participant is on a short or long term disability or leave of absence in excess of 60 days during the plan year, the period of absence will not be included in the award calculation and the award will be prorated.

     If a Participant is on a short term or long term disability at the time awards are paid, the prorata award will be paid if the Participant worked at least one month during the year which performance was measured.

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                                                  -------------
                                                  (4 of 5)

     Except for military leave, if a Participant has not returned to work and is on a personal or family leave of absence at the time awards are paid, the award will be paid only if the Participant returns to work within six months of the start of the leave. If the Participant does not return by the end of the six month period, the award is forfeited.

I.   PLAN ADMINISTRATION

     1. Except as otherwise provided herein, the Plan shall be administered by the Committee. The Committee shall be appointed by the board of directors of MCI and consist entirely of outside directors who are disinterested directors.

     2. The Committee shall act with respect to the Plan by the a majority of its members (which must be at least two) and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee shall have the fullest power and discretion permitted by law to construe and interpret this Plan and to establish and to amend rules and regulations for its administration. The interpretation and construction of the provisions of the Plan by the Committee shall be final and binding.

     3. All expenses incurred in the administration of the Plan shall be borne by the Company.

     4. The Plan may be amended at any time and from time to time by the Committee, and nothing herein shall limit the Company from changing the salary grade to which a Participant is assigned for purposes of the Plan.

     5. The Plan does not confer upon the Participant any right with respect to continuance of employment with the Company nor does it alter the Participant's status as an employee-at-will of the Company, whose employment may be terminated by the Company at any time for any reason or no reason.

     6. MCI reserves the right to amend or terminate the Plan at any time.

J.   DISTRIBUTION OF INCENTIVE COMPENSATION

     The Company shall pay in cash to each Participant the amount of incentive compensation awarded to that Participant, after deducting from the Participant's award all required federal, state, local or other withholding taxes, amounts required to

                                                  Exhibit 10(e)
                                                  -------------
                                                  (5 of 5)

     be withheld by law or amounts owed by the Participant to the Company. Notwithstanding any other provision in this Plan, the Company shall not be required to distribute an incentive compensation award to a person who is not an Employee on the active payroll on the date of distribution (except as provided in Section H above), or to a Participant whose individual performance is determined by the Chief Executive Officer to be unsatisfactory. Awards will be paid annually by the end of the first quarter of the following year.

K.   SPENDTHRIFT CLAUSE

     Except as may be otherwise required by law, no award or payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such benefit or payment, or subject to attachment, garnishment, levy, executive or other legal or equitable process.

     IN WITNESS WHEREOF, MCI COMMUNICATIONS CORPORATION has caused this instrument to be executed by its duly authorized officers, and its corporate seal to be hereunto affixed as of the 1st day of February, 1995.


                                   MCI COMMUNICATIONS CORPORATION



                                   /s/ John H. Zimmerman
                                   ------------------------------
                                   John H. Zimmerman
                                   Chief Human Resources Officer

ATTEST:


/s/ C. Bolton-Smith, Jr.
--------------------------
C. Bolton-Smith, Jr.
Secretary